Exhibit 10.1

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of October 16, 2015, is by and between GeoMet, Inc., a Delaware corporation (“GeoMet”), and Sherwood Energy, LLC, a Delaware limited liability company (“Sherwood” or “Stockholder”).  GeoMet and Sherwood may sometimes hereinafter be referred to individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, as of the date hereof, Stockholder is the record owner and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), it being understood that “beneficially owned” and “beneficial ownership” shall have correlative meanings) of the number of shares of Common Stock, par value $0.001 per share (the “GeoMet Common Stock”), and/or Series A Convertible Redeemable Preferred Stock, par value $0.001 per share (the “GeoMet Preferred Stock”), set forth opposite Stockholder’s name under the headings “GeoMet Common Stock Shares Beneficially Owned” and/or “GeoMet Preferred Stock Shares Beneficially Owned” on Annex I (all such beneficially owned shares of GeoMet Common Stock or GeoMet Preferred Stock that are outstanding as of the date hereof and any outstanding shares of GeoMet Common Stock or GeoMet Preferred Stock that may hereafter be acquired by Stockholder pursuant to acquisition by purchase, stock dividend, distribution, stock split, split-up, combination, merger, consolidation, reorganization, recapitalization or similar transaction, being referred to herein as the “Subject Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, GeoMet has prepared a preliminary proxy statement (the “Proxy Statement”), a copy of which has been made available to Stockholder, to solicit proxies from GeoMet’s stockholders in favor of the adoption of the following proposals:  (i) the amendment and restatement of the Certificate of Designations of the GeoMet Preferred Stock to read in its entirety as set forth in Exhibit A (the “Certificate of Designations”) to (w) require that 6% of all net distributable assets to be paid or distributed in a dissolution of GeoMet be paid to the holders of the GeoMet Common Stock, (x) delete a provision in the Certificate of Designations permitting GeoMet to repurchase up to $5.0 million in GeoMet Common Stock without the consent of the holders of GeoMet Preferred Stock, (y) make certain non-substantive and corrective changes and (z) integrate any prior amendments thereto (collectively, the “COD Amendment”) and (ii) the dissolution of GeoMet pursuant to a Plan of Dissolution and Liquidation, in the form of Exhibit B (collectively, the “Plan of Dissolution,” along with the COD Amendment, the “Transactions”), upon the terms and subject to the conditions set forth therein; and

WHEREAS, in order to induce GeoMet to submit the Transactions for adoption by GeoMet’s stockholders at a special meeting of stockholders, Sherwood has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENTS OF STOCKHOLDER

1.1                               Voting of Subject Shares.  Stockholder irrevocably and unconditionally agrees that during the term of this Agreement Stockholder shall, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of shares of GeoMet Common Stock or GeoMet Preferred Stock, however called (each, a “GeoMet Stockholders Meeting”):

(a)                                 be present, in person or represented by proxy, or otherwise cause Stockholder’s Subject Shares to be counted for purposes of determining the presence of a quorum at such meeting (to the fullest extent that such Subject Shares may be counted for quorum purposes under applicable Legal Requirements (as defined below)); and

(b)                                 vote (or cause to be voted) with respect to all Stockholder’s Subject Shares to the fullest extent that such Subject Shares are entitled to be voted at the time of such vote in favor of (1) the adoption of the COD Amendment, (2) the adoption of the Plan of Dissolution and (3) the approval of any proposal to adjourn or postpone the GeoMet Stockholders Meeting to a later date if there are not sufficient votes for adoption of either the COD Amendment or the Plan of Dissolution on the date on which the GeoMet Stockholders Meeting is held.

1.2                               No Proxies for or Liens on Subject Shares.

(a)                                 Except as provided hereunder, during the term of this Agreement, Stockholder shall not (nor permit any person or entity (“Person”) under Stockholder’s control to), directly or indirectly, (i) grant any proxies or powers of attorney with respect to the right to vote, rights of first offer or refusal, or enter into any voting trust or voting agreement or arrangement, with respect to any of Stockholder’s Subject Shares, (ii) sell (including short sell), assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate or otherwise dispose of (including by gift) (each, a “Transfer”) any of Stockholder’s Subject Shares or (iii) enter into any agreement providing for the direct or indirect Transfer of any of Stockholder’s Subject Shares.  Except as provided hereunder, Stockholder shall not, and shall not permit any Person under Stockholder’s control or any of Stockholder’s or such Person’s respective representatives to, seek or solicit any such Transfer or any such agreement.  Without limiting the foregoing, Stockholder shall not take any other action that would in any way restrict, limit or interfere in any material respect with the performance of Stockholder’s obligations hereunder.

(b)                                 Notwithstanding the foregoing, Stockholder shall have the right to Transfer all or any portion of his, her or its Subject Shares to a Permitted Transferee of Stockholder if and only if such Permitted Transferee shall have agreed in writing, in a manner reasonably acceptable to GeoMet, (i) to accept such Subject Shares subject to the terms and conditions of this Agreement and (ii) to be bound by this Agreement and to agree and acknowledge that such Person shall constitute a Stockholder for all purposes of this Agreement.  “Permitted Transferee” means, (x) with respect to any Stockholder that is not a natural person, (1) any other Stockholder, (2) any Affiliate of Stockholder, or (3) the partners of other equity holders of Stockholder in connection with an in-kind distribution of Stockholder’s Subject Shares and (y) with respect to any Stockholder that is a natural person or a trust, (A) any other Stockholder, (B) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild of Stockholder, (C) any trust, the trustees of which include only the Persons named in clauses (A) or (B) and the beneficiaries of which include only the Persons named in clauses (A) or (B) or (D) if Stockholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust. For purposes of this Section 1.2(b), “Affiliate” means, with respect to any Stockholder, any other Person directly or indirectly controlling, controlled by or under common control with Stockholder.

(c)                                  Stockholder hereby authorizes GeoMet to impose stop orders to prevent the Transfer of any Subject Shares on the books of GeoMet in violation of this Agreement; provided, that any such stop order (i) shall terminate upon the termination of this Agreement, and (ii) shall not prohibit a Transfer of Subject Shares in accordance with the other provisions of this Section 1.2.

1.3                               Documentation and Information.  During the term of this Agreement, Stockholder (a) consents to and authorizes the publication and disclosure by GeoMet of Stockholder’s identity and holdings of Subject Shares, the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and any other information, in each case, that GeoMet reasonably determines is required to be disclosed by applicable Legal Requirements in any press release or any other disclosure document in connection with the Transactions, (b) agrees to promptly give to GeoMet any information GeoMet may reasonably require for the preparation of any such disclosure documents and (c) agrees to promptly notify GeoMet of any required corrections with respect to any information supplied by Stockholder specifically for use in any such document, if and to the extent that any such information shall have become false or misleading in any material respect. “Legal Requirements” shall mean any law, statute, ordinance, decree, requirement, order, judgment, rule or regulation.

1.4                               Irrevocable Proxy.  Stockholder hereby revokes (or agrees to cause to be revoked) any voting proxies that Stockholder has heretofore granted with respect to Stockholder’s Subject Shares.  Stockholder hereby irrevocably appoints GeoMet as attorney-in-fact and proxy for and on behalf of Stockholder, for and in the name, place and stead of Stockholder, to: (a) attend any and all GeoMet Stockholders Meetings, (b) vote or issue instructions to the record holder to vote, Stockholder’s Subject Shares in accordance with the provisions of Section 1.1 at any and all GeoMet Stockholders Meetings and (c) grant or withhold, or issue instructions to the record holder to grant or withhold, in accordance with the provisions of Section 1.1, all written consents with respect to the Subject Shares in connection with any action sought to be taken by written consent without a meeting.  GeoMet agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement.  The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of Stockholder, as applicable) until the termination of this Agreement and shall not be terminated by operation of Legal Requirements or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 4.2 (and shall be terminated and revoked upon such termination).  Stockholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the secretary of GeoMet.  Stockholder hereby affirms that the proxy set forth in this Section 1.4 is given in connection with and granted in consideration of and as an inducement to GeoMet to enter into this Agreement and to submit the Transactions for adoption by GeoMet’s stockholders and that such proxy is given to secure the obligations of Stockholder under Section 1.1.

1.5                               Notices of Certain Events.  Stockholder shall notify GeoMet of any development occurring after the date hereof that causes, or that Stockholder believes would reasonably be expected to cause, any breach of any of the representations and warranties of Stockholder set forth in Article II.

1.6.                            Further Assurances.  Subject to the terms and conditions of this Agreement, Stockholder agrees to execute and deliver, or cause to be executed and delivered, all further documents and instruments, and use its respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things, in each case that are necessary, proper or advisable under applicable Legal Requirements and regulations to perform his, her or its obligations under this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to GeoMet only as to himself, herself or itself (as the case may be) as follows:

2.1                               Organization.  Stockholder is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization.

2.2                               Authorization.  Stockholder has full organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance by Stockholder of this Agreement has been duly authorized by all necessary action on the part of Stockholder.

2.3                               Due Execution and Delivery; Binding Agreement.  This Agreement has been duly executed and delivered by Stockholder and constitutes a valid and legally binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Legal Requirements relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

2.4                               No Violation

(a)                                 The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of Stockholder’s obligations hereunder will not, (i) contravene, conflict with, or result in any violation or breach of any provision of its organizational documents, (ii) assuming compliance with Section 2.4(b), contravene, conflict with or result in a violation or breach of any provision of applicable Legal

Requirement or order of any governmental entity with competent jurisdiction or (iii) constitute a default, or an event that, with or without notice or lapse of time or both, will become a default, under, or cause or permit the termination, cancellation or acceleration of any right or obligation under any provision of any agreement binding upon Stockholder, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to impair in any material respect the ability of Stockholder to perform its obligations hereunder on a timely basis.

(b)                                 No consent, approval, order, authorization or permit of, or registration, declaration or filing with or notification to, any governmental entity or any other Person is required by or with respect to Stockholder in connection with the execution and delivery of this Agreement by Stockholder or the performance by Stockholder of its obligations hereunder, except for the filing with the Securities and Exchange Commission of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 of the Exchange Act as may be required in connection with this Agreement and the Transactions, except as would not reasonably be expected to impair in any material respect the ability of Stockholder to perform its obligations hereunder on a timely basis.

2.5                               Ownership of Subject Shares.  As of the date hereof, Stockholder is the beneficial owner of, and Stockholder has, good and valid title to, Stockholder’s Subject Shares with no restrictions on Stockholder’s rights of disposition pertaining thereto other than any restrictions under applicable securities laws.  Other than as provided in this Agreement, Stockholder has with respect to Stockholder’s Subject Shares, the sole power, directly or indirectly, to vote and dispose of such Subject Shares, in each case with no limitations.  The number of shares of GeoMet Common Stock or GeoMet Preferred Stock set forth on Annex I opposite the name of Stockholder are the only shares of GeoMet Common Stock or GeoMet Preferred Stock beneficially owned or owned of record by Stockholder as of the date of this Agreement.  There are no agreements or arrangements of any kind, contingent or otherwise, to which Stockholder is a party obligating Stockholder to Transfer or cause to be Transferred to any Person any of Stockholder’s Subject Shares.  No Person other than Stockholder has any contractual or other right or obligation to purchase or otherwise acquire any of Stockholder’s Subject Shares.

2.6                               No Other Proxies.  None of Stockholder’s Subject Shares are subject to any voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder.

2.7                               Absence of Litigation.  With respect to Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Stockholder, threatened against Stockholder or any of its properties or assets (including Stockholder’s Subject Shares) that would reasonably be expected to impair in any material respect the ability of Stockholder to perform his, her or its obligations hereunder on a timely basis.

2.8                               Opportunity to Review; Reliance.  Stockholder has had the opportunity to review the Proxy Statement, the COD Amendment, the Plan of Dissolution and this Agreement with counsel of his, her or its own choosing.  Stockholder understands and acknowledges that GeoMet is proceeding with the Proxy Statement and the Transactions in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GEOMET

GeoMet represents and warrants to Stockholder that:

3.1                               Organization.  GeoMet is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

3.2                               Authorization.  GeoMet has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance by GeoMet of this Agreement and the consummation by GeoMet of the Transactions have been duly authorized by all necessary action on the part of GeoMet.

3.3                               Due Execution and Delivery; Binding Agreement.  This Agreement has been duly executed and delivered by GeoMet and constitutes a valid and legally binding obligation of GeoMet, enforceable against GeoMet in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Legal Requirements relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

3.4                               Other Voting Agreements.  GeoMet has disclosed to Stockholder all voting agreements, voting proxies, or like agreements with third parties to which GeoMet is a party and that relate to any of the Transactions contemplated by this Agreement.

3.5                               Absence of Litigation.  As of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of GeoMet, threatened against GeoMet or any of its properties or assets that would reasonably be expected to impair in any material respect the Transactions contemplated by this Agreement.

ARTICLE IV

MISCELLANEOUS

4.1                               Notices.  All notices, requests and other communications to any Party shall be in writing (including facsimile transmission) and shall be given to the Party’s address, facsimile number or electronic mail address set forth on a signature page hereto, or to such other address, facsimile number or electronic mail address as such Party may hereafter specify for the purpose by notice to each other Party.

4.2                               Termination.  This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earliest to occur of (i) the consummation of the Transactions, (ii) GeoMet’s abandonment of the Transactions, and (iii) December 31, 2015.  Upon termination of this Agreement, no Party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 4.2 shall relieve any Party for liability arising from fraud or a willful breach of this Agreement and (y) the provisions of this Article IV shall survive any such termination of this Agreement.

4.3                               Amendments and Waivers.  Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party or, in the case of a waiver, by each Party against whom the waiver is to be effective.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise provided herein, the rights and remedies of the Parties are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

4.4                               Expenses.  Whether or not the Transactions are consummated, all costs and expenses incurred in connection with the preparation, negotiation, execution and delivery of this Agreement by GeoMet shall be paid by GeoMet and all documented, reasonable, directly related and supportable costs and expenses incurred in connection with the preparation, negotiation, execution and delivery of this Agreement by Sherwood shall be paid GeoMet promptly after the first GeoMet Stockholders Meeting after the date hereof.

4.5                               Binding Effect; Assignment.  The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign, delegate or otherwise Transfer any of its rights or obligations under this Agreement without the consent of each other Party, except GeoMet may Transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more wholly owned subsidiaries of GeoMet at any time; provided, that such Transfer or assignment shall not relieve GeoMet of any of its obligations hereunder.

4.6                               GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL

(a)                                 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules (whether of the State of Delaware or of any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.  The Parties agree that any action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions (whether brought by any Party or any of its Affiliates or against any Party or any of its Affiliates) shall only be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the Parties irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action and irrevocably waives, to the fullest extent permitted by Legal Requirements, any objection that it may now or hereafter have to the laying of the venue of any such action in any such court or that any such action brought in any such court has been brought in an inconvenient forum.  Process in any such action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 4.1 shall be deemed effective service of process on such Party.

(b)                                 EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

4.7                               Counterparts; Effectiveness.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement.  This Agreement shall become effective when each Party shall have received counterparts thereof signed and delivered (by telecopy or otherwise) by the other Parties.

4.8                               Entire Agreement; Third Party Beneficiaries.  This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any right, benefit or remedy hereunder.

4.9                               Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect.  Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

4.10                        Specific Performance.  The Parties agree that GeoMet would be irreparably damaged in the event that Stockholder fails to perform any of his, her or its obligations under this Agreement.  Accordingly, GeoMet shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Stockholder and to specific performance of the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

4.11                        Capacity as Stockholder; No Agreement as a Director or Officer.  Notwithstanding anything in this Agreement to the contrary (including Section 1.6), Stockholder signs this Agreement and makes the representations, warranties, covenants and agreements and undertakes the obligations and agreements set forth herein solely in Stockholder’s capacity as a stockholder of GeoMet.

4.12                        No Ownership Interest.  All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to Stockholder, and GeoMet shall have no authority to exercise any power or authority to direct Stockholder in the voting of any of the Subject Shares, except as otherwise specifically provided herein.

4.13                        Other Voting Agreements.  GeoMet shall disclose to Stockholder all voting agreements, voting proxies, or like agreements with third parties to which GeoMet is party and that relate to any of the Transactions contemplated by this Agreement.

4.14                        Interpretation.  When a reference is made in this Agreement to a Section or Annex, such reference shall be to a Section of or Annex to this Agreement unless otherwise indicated.  The headings contained in this

Agreement or in an Annex are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any Annex annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” unless otherwise specified.  The words “hereby,” “hereof,” herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “date hereof” shall refer to the date of this Agreement.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”  The term “or” shall not be deemed to be exclusive.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The words describing the singular number shall include the plural and vice versa and words denoting any gender shall include all genders.  References to a Person are also to its successors and permitted assigns.  Reference to any agreement (including this Agreement), document or instrument shall mean such agreement, document or instrument as amended, modified or supplemented (including by waiver or consent) and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

[Signature Pages to Follow]

IN WITNESS WHEREOF, GeoMet and Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

GEOMET, INC.

By:	/s/ Tony Oviedo
Name:	Tony Oviedo
Title:	Chief Financial Officer

Notice Address:

1221 McKinney Street, Suite 3840
Houston, Texas 77010

[Voting Agreement Signature Page]

STOCKHOLDER

SHERWOOD ENERGY, LLC

By:	/s/ Darin Booth
Name:	Darin Booth
Title:	Manager

Notice Address:

[1221 Lamar Street, 10th Floor, Suite 1001]
[Houston, TX 77010]

[Voting Agreement Signature Page]

Annex I

Stockholder	GeoMet Common Stock Shares Beneficially Owned*	GeoMet Preferred Stock Shares Beneficially Owned*
Sherwood Energy, LLC	—	4,226,131

*                                         For purposes of this Agreement only, and without admitting that Sherwood beneficially owns any securities for any other purpose, Sherwood may be deemed to beneficially own all of the shares of GeoMet Common Stock and/or GeoMet Preferred Stock set forth in the table above.  Sherwood otherwise disclaims beneficial ownership of any shares of GeoMet Common Stock and/or GeoMet Preferred Stock other than those set forth opposite Sherwood’s name under the heading “GeoMet Common Stock Shares Beneficially Owned,” and “GeoMet Preferred Stock Shares Beneficially Owned.”

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATIONS

OF

SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK

OF

GEOMET, INC.

GeoMet, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies, pursuant to Section 151 of the DGCL, that the following resolutions were duly adopted by its Board of Directors (the “Board”) on November 9, 2010:

WHEREAS, the Company’s Restated Certificate of Incorporation, as amended, including any amendment or supplement thereto (including any Certificate of Amendment or Certificate of Designations) (the “Certificate of Incorporation”), authorizes 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), issuable from time to time in one or more series; and

WHEREAS, the Certificate of Incorporation authorizes the Board to divide the class of Preferred Stock into series and to fix and determine the relative rights, limitations and preferences of the shares of any such series;

NOW, THEREFORE, BE IT RESOLVED, that a series of Preferred Stock with the powers, designations, preferences, rights, qualifications, limitations and restrictions as provided herein is hereby authorized and established as follows:

Section 1.              Number; Designation; Rank.

(a)           This series of convertible redeemable Preferred Stock is designated as the “Series A Convertible Redeemable Preferred Stock” (the “Series A Preferred Stock”). The number of shares constituting the Series A Preferred Stock is 7,401,832 shares, par value $0.001 per share (which number includes 3,401,832 shares of Series A Preferred Stock reserved exclusively for the payment of dividends in kind).

(b)           The Series A Preferred Stock ranks, with respect to dividend rights and, subject to Section 3(e), rights upon a Liquidation Event:

(i)            senior in preference and priority to the common stock of the Company, par value $0.001 per share (the “Common Stock”), and each other class or series of Equity Security of the Company, the terms of which do not expressly provide that it ranks senior in preference or priority to or on parity, without preference or priority, with the Series A

Preferred Stock with respect to dividend rights or rights upon a Liquidation Event (collectively with the Common Stock, the “Junior Securities”);

(ii)           on parity, without preference and priority, with each other class or series of Equity Security of the Company, the terms of which expressly provide that it will rank on parity, without preference or priority, with the Series A Preferred Stock with respect to dividend rights or rights upon a Liquidation Event (collectively, the “Parity Securities”); and

(iii)          junior in preference and priority to each other class or series of Equity Security of the Company the terms of which expressly provide that it will rank senior in preference or priority to the Series A Preferred Stock with respect to dividend rights or rights upon a Liquidation Event (collectively, the “Senior Securities”).

Section 2.              Dividends.

(a)           Each holder of issued and outstanding Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board, for each share of Series A Preferred Stock (including each PIK Preferred Share, as defined below), dividends payable, at the Company’s sole discretion and in any combination, either (i) in cash at the applicable Cash Dividend Rate multiplied by the sum of (A) ten dollars ($10.00) per share (the “Original Purchase Price”) plus (B) all accrued and unpaid dividends on such share of Series A Preferred Stock, in each case as adjusted for any stock dividends, splits, combinations and similar events, or (ii) until the fifth anniversary of the Original Issuance Date, in kind in additional shares of Series A Preferred Stock (the “PIK Preferred Shares”) and not in cash; each such payment of a dividend in kind shall be in an amount of shares of Series A Preferred Stock as shall equal the PIK Dividend Rate multiplied by the sum of (A) the Original Purchase Price plus (B) all accrued and unpaid dividends on such share of Series A Preferred Stock, in each case as adjusted for any stock dividends, splits, combinations and similar events (all dividends whether paid in cash or in kind, the “Dividends”).

(b)           Dividends will accrue and cumulate from the date of issuance and are payable quarterly in arrears on the last day of each March, June, September and December, or, if such date is not a business day, the succeeding business day (each such day, a “Dividend Payment Date”). The amount of Dividends payable for each full quarterly dividend period will be computed by dividing the annual rate by four. Dividends accrued for the initial dividend period will not be payable until the last day of the first full quarterly dividend period, at which time the amount of Dividends payable shall consist of the full quarterly Dividend plus the initial partial Dividend, which shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of Dividends payable for any other dividend period shorter or longer than a full quarterly dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be paid to the holders of record of Series A Preferred Stock as they appear in the records of the Company at the close of business on the fifteenth (15th) day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board for the payment of Dividends that is not more than sixty (60) days or less than ten (10) days prior to such Dividend Payment Date. Any payment of a Dividend will first be credited against the earliest accumulated but unpaid Dividend due with respect to such share that remains payable.

(c)           Dividends will accrue and cumulate whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of Dividends and whether or not Dividends are declared. Dividends will accumulate and compound quarterly at a rate of 12.5% per annum to the extent they are not paid.

(d)           So long as any share of Series A Preferred Stock is outstanding and until the Series A Preferred Stock shall have received distributions or payments upon a Liquidation Event for the full amount to which such shares are entitled under Section 3(a), no dividend may be declared or paid or set aside for payment or other distribution declared or made upon any Junior Securities of any kind, nor may any Junior Securities of any kind be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such Junior Securities) by the Company (except by conversion into or exchange for other Junior Securities), unless, in each case, full cumulative Dividends on all shares of Series A Preferred Stock have been or are contemporaneously declared and paid or are declared and a sum sufficient for the payment thereof is set apart for such payment for all past dividend periods and the then current dividend period. If Dividends are not paid in full or a sum sufficient for such full payment is not so set apart upon the Series A Preferred Stock, all Dividends declared upon the Series A Preferred Stock and all dividends declared on any Parity Securities shall be declared pro rata so that the amount of Dividends declared per share of the Series A Preferred Stock and dividends declared per share of such Parity Securities shall in all cases bear to each other the same ratio that accrued and unpaid Dividends per share on the Series A Preferred Stock and accrued and unpaid dividends per share of such Parity Securities bear to each other.

(e)           The Company shall take all actions necessary or advisable under the DGCL to permit the payment of Dividends to the holders of Series A Preferred Stock. Holders of Series A Preferred Stock are not entitled to any dividend, whether payable in cash, in kind or other property, in excess of full Dividends as provided in this Section 2.

Section 3.              Liquidation Preference.

(a)           Upon any Liquidation Event, each share of Series A Preferred Stock (including all PIK Preferred Shares) entitles the holder thereof to receive and to be paid out of the assets of the Company available for distribution, before any distribution or payment may be made to a holder of any Junior Securities except as provided in Section 3(e), an amount in cash per share equal to the greater of (i) the sum of (A) the Original Purchase Price plus (B) all accrued but unpaid Dividends on such share of Series A Preferred Stock, in each case as adjusted for any stock dividends, splits, combinations and similar events, or (ii) an amount equal to the amount the holders of Series A Preferred Stock would have received upon a Liquidation Event had such holders converted their shares of Series A Preferred Stock into shares of Common Stock (such greater amount, the “Liquidation Preference”).

(b)           If upon any such Liquidation Event, the assets of the Company available for distribution are insufficient to pay the holders of Series A Preferred Stock the full Liquidation

Preference and the holders of all Parity Securities the full liquidation preferences to which they are entitled, the holders of Series A Preferred Stock and such Parity Securities will share ratably in any such distribution of the assets of the Company in proportion to the full respective amounts to which they are entitled.

(c)           After  payment to the holders of Series A Preferred Stock of the full Liquidation Preference to which they are entitled, the holders of Series A Preferred Stock as such will have no right or claim to any of the assets of the Company.

(d)           The value of any property not consisting of cash that is distributed by the Company to the holders of the Series A Preferred Stock will equal the Fair Market Value thereof.

(e)           Notwithstanding anything herein to the contrary, upon any Liquidation Event, the holders of the Series A Preferred Stock shall receive in respect of their shares of Series A Preferred Stock, regarding each distribution or payment that is related to such Liquidation Event, an amount equal to 94% of the aggregate amount of each such distribution or payment and the remainder of each such distribution or payment shall be distributed or paid, as the case may be, to the other stockholders of the Company.  Distributions and/or payments in this manner shall continue until such time as the aggregate amount of all distributions or payments related to a Liquidation Event that are received by the Series A Preferred Stock shall equal the full amount to which such shares are entitled under Section 3(a).

Section 4.              Voting Rights.

(a)           The holders of Series A Preferred Stock are entitled to vote on all matters on which the holders of Common Stock are entitled to vote, and except as otherwise provided herein or by law, the holders of Series A Preferred Stock will vote together with the holders of Common Stock as a single class. Each holder of Series A Preferred Stock is entitled to a number of votes equal to the number of shares of Common Stock into which all of the outstanding shares of Series A Preferred Stock held by such holder on the record date are convertible immediately prior to the vote.

(b)           So long as any shares of Series A Preferred Stock are outstanding, as adjusted for stock dividends, splits, combinations and similar events, and except as otherwise provided by law, the Company may not take any of the following actions without the prior vote or written consent of holders representing at least fifty percent (50%) of the then outstanding shares of Series A Preferred Stock, voting together as a separate class:

(i)            any amendment, alteration or change to the powers, designations, preferences, rights, qualifications, limitations or restrictions of the Series A Preferred Stock in any manner (including by way of merger, consolidation or otherwise) that affects the holders of Series A Preferred Stock;

(ii)           any amendment, repeal or alteration of any provision of the Certificate of Incorporation or the Bylaws of the Company, or this Certificate of Designations, in any manner (including by way of merger, consolidation or otherwise) that affects the holders of Series A Preferred Stock;

(c)           So long as at least 750,000 shares of Series A Preferred Stock are outstanding, as adjusted for stock dividends, splits, combinations and similar events, and except as otherwise provided by law, the Company may not take any of the following actions without the prior vote or written consent of holders representing at least fifty percent (50%) of the then outstanding shares of Series A Preferred Stock, voting together as a separate class:

(i)            any increase (including by way of merger, consolidation or otherwise) in the total number of authorized or issued shares of Series A Preferred Stock, except as required for the payment of Dividends;

(ii)           any authorization, creation or issuance (including by way of merger, consolidation or otherwise) of any Senior Securities or Parity Securities (including but not limited to any convertible debt of the Company of any kind);

(iii)          any issuance of any Additional Shares of Common Stock or other Junior Securities that are convertible into Additional Shares of Common Stock to any person (including without limitation in connection with a material corporate transaction) without consideration or for a consideration per share (with regard to other Junior Securities, on an as-converted basis) less than the then-existing Conversion Price per share of Common Stock on the Measurement Date;

(iv)          any redemption, acquisition or other purchase of any Parity Securities or any Junior Security, except for shares of Preferred Stock in accordance with the terms thereof;

(v)           a Change in Control;

(vi)          a Liquidation Event; or

(vii)         any contract or other arrangement to do any of the foregoing.

Section 5.              Section 5. Conversion.

Each share of Series A Preferred Stock is convertible into shares of Common Stock as provided in this Section 5.

(a)           Conversion by Holders.

(i)            Each holder of Series A Preferred Stock is entitled to convert, at any time and from time to time after the Original Issuance Date at the sole option of such holder, any or all shares of outstanding Series A Preferred Stock (including any or all PIK Preferred Shares) held by such holder into a number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock equal to the amount (the “Conversion Amount”) determined by dividing (i) the sum of (A) the Original Purchase Price plus (B) all accrued and unpaid dividends on such shares of Series A Preferred Stock, in each case as adjusted for any stock dividends, splits, combinations and similar events, for each share of Series A Preferred Stock to be converted by such holder by (ii) the Conversion Price in effect at the time of conversion. The “Conversion Price”

initially means the conversion price of $1.30 per share, as adjusted from time to time as provided in Section 5(e).

(ii)           In order to convert shares of Series A Preferred Stock into shares of Common Stock pursuant to Section 5(a)(i), to the extent that the holder was issued physical certificates, the holder must surrender the certificates representing such shares of Series A Preferred Stock to American Stock Transfer & Trust Company, which shall act as transfer agent, registrar, paying agent and conversion agent for the Series A Preferred Stock, and its successors and assigns (the “Transfer Agent”) (or at the principal office of the Company, if the Company serves as its own transfer agent), together with written notice (the “Conversion Notice”) that such holder elects to convert all or such number of shares represented by such certificates as specified therein. The date of receipt of certificates evidencing the shares of Series A Preferred Stock to be converted into shares of Common Stock pursuant to Section 5(a)(i), together with the Conversion Notice, by the Transfer Agent (or the Company if it is serving as its own transfer agent) will be the date of conversion (the “Conversion Date”) for purposes of conversion pursuant to Section 5(a). If reasonably required by the Transfer Agent or the Company, certificates surrendered for conversion must be endorsed or accompanied by a written instrument of transfer, in a form reasonably satisfactory to the Company, duly executed by the registered holder or his, her or its attorney-in-fact duly authorized in writing.

(b)           Conversion by the Company.

(i)            In the event that a VWAP Trigger has occurred, the Company is entitled to convert, at any time and from time to time beginning three (3) years after the Original Issuance Date but not within ninety (90) days after the delivery of a prior Forced Conversion Notice (as defined below), at the sole option of the Company, any or all shares of outstanding Series A Preferred Stock held by each holder into a number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock equal to the Conversion Amount in accordance with Section 5(b)(ii) and (iii) hereunder.

(ii)           The maximum number of shares of Common Stock that may be issued to the holders of the Series A Preferred Stock on any Conversion Date pursuant to Section 5(b)(i) is equal to:

(A)          if the VWAP Trigger is greater than two hundred and twenty-five percent (225%) but less than two hundred and fifty percent (250%) of the Conversion Price, the greater of (1) three million (3,000,000) shares of Common Stock, as adjusted for any Common Stock splits, Common Stock dividends on Common Stock or a similar event subsequent to the Original Issuance Date, or (2) ten (10) times the average daily trading volume on the National Exchange upon which such shares of Common Stock trade (the “ADTV”) during the Reference Period; or

(B)          if the VWAP Trigger is greater than or equal to two hundred and fifty percent (250%) of the Conversion Price, the greater of (1) six million (6,000,000) shares of Common Stock, as adjusted for any Common Stock splits,

Common Stock dividends on Common Stock or similar event subsequent to the Original Issuance Date, or (2) ten (10) times the ADTV during the Reference Period.

(iii)          In order to convert shares of Series A Preferred Stock into shares of Common Stock pursuant to Section 5(b)(i), the Company shall, within five Business Days after a Forced Conversion Determination Date, give written notice (a “Forced Conversion Notice”, and the date of such notice, a “Forced Conversion Notice Date”) to each holder of record of shares of Series A Preferred Stock stating that the Company elects to force conversion of such shares of Series A Preferred Stock and shall state therein (i) the number of shares of Series A Preferred Stock to be converted, (ii) the VWAP of the shares of Common Stock during the Reference Period, (iii) the Company’s computation of the number of shares of Common Stock to be received by the holder, and (iv) the date of such conversion, which shall be no more than 10 Trading Days following the Forced Conversion Determination Date (the “Conversion Date”). Upon receipt of a Forced Conversion Notice by a holder, to the extent that the holder was issued physical certificates, the holder must surrender the certificates representing the shares of Series A Preferred Stock to be converted at the office of the Transfer Agent (or at the principal office of the Company, if the Company serves as its own transfer agent). If reasonably required by the Transfer Agent or the Company, certificates surrendered for conversion must be endorsed or accompanied by a written instrument of transfer, in a form reasonably satisfactory to the Transfer Agent or the Company, as applicable, duly executed by the registered holder or his, her or its attorney-in-fact duly authorized in writing.

(c)           Fractional Shares.  No fractional shares of Common Stock will be issued upon conversion of the Series A Preferred Stock. In lieu of fractional shares, the Company shall pay cash equal to such fractional amount multiplied by the last reported sales price of the Common Stock on the National Exchange on which such Common Stock is then listed or admitted to trading at the close of the Trading Day immediately prior to the Conversion Date. If more than one share of Series A Preferred Stock is being converted at one time by the same holder, then the number of full shares issuable upon conversion will be calculated on the basis of the aggregate number of shares of Series A Preferred Stock converted by such holder at such time.

(d)           Mechanics of Conversion.

(i)            As soon as practicable after the Conversion Date, the Company shall promptly issue and deliver to such holder a certificate for the number of shares of Common Stock to which such holder is entitled, together with a check or cash for payment in lieu of a fractional share, if any. Such conversion will be deemed to have been made on the Conversion Date, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock from and after such Conversion Date. Notwithstanding the foregoing, if the Transfer Agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend, and the holder thereof is not then required to return such certificate for the placement of a legend thereon, the Company shall cause the

Transfer Agent to promptly electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DTC Transfer”). If the aforementioned conditions to a DTC Transfer are not satisfied, the Company shall deliver as provided above to the holder physical certificates representing the Common Stock issuable upon conversion. In case fewer than all the shares of Series A Preferred Stock represented by any such certificate are to be converted, a new certificate shall be issued representing the unconverted shares without cost to the holder thereof, except for any documentary, stamp or similar issue or transfer tax due because any certificate for shares of Common Stock or Series A Preferred Stock are issued in a name other than the name of the converting holder. The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock upon conversion or due upon the issuance of a new certificate for any shares of Series A Preferred Stock not converted other than any such tax due because shares of Common Stock or a certificate for shares of Series A Preferred Stock are issued in a name other than the name of the converting holder.

(ii)           Not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered (by DTC Transfer or otherwise), to the converting holder the number of shares of Common Stock to which such holder is entitled, which shall be free of restrictive legends and trading restrictions (other than those which may then be required by law or by the agreement pursuant to which the holder acquired the Series A Preferred Stock). The Company shall use its best efforts to deliver any shares of Common Stock required to be delivered by the Company under this Section 5 electronically through DTC or another established clearing company performing similar functions.

(iii)          If such certificate or certificates are not delivered to or as directed by the applicable holder by the Share Delivery Date, the holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates to rescind such conversion, in which event the Company shall promptly return to the holder any original Series A Preferred Stock certificate delivered to the Company. If such holder receives Common Stock certificates because such certificates were mailed to the holder before the Company received notice of the holder’s rescission, the holder shall promptly return to the Company the Common Stock certificates.

(iv)          The Company’s obligation to issue and deliver the Common Stock upon conversion of Series A Preferred Stock in accordance with the terms hereof is absolute and unconditional, irrespective of any action or inaction by a holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such holder or any other person of any obligation to the Company or any violation or alleged violation of law by such holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such holder in connection with the issuance of such Common Stock; provided, however, that such delivery shall not operate as a waiver by the Company of any such action that the Company may have against such holder. In the event a holder shall elect to convert any or all of its Series A Preferred Stock, the Company may not refuse conversion based on any claim that such holder or anyone associated or affiliated with such holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to holder, restraining and/or enjoining conversion of all or part of the Series A Preferred Stock of such holder shall have been sought and obtained, and the Company posts a surety bond for the benefit of such holder in the amount of $1.00 per share of Series A Preferred Stock that is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such holder to the extent it obtains judgment. In the absence of such injunction, the Company shall issue Common Stock and, if applicable, cash, upon a properly noticed conversion. If as a result of the gross negligence or willful misconduct of the Company or any of its officers, directors, employees or agents, either the Transfer Agent or the Company fails to deliver to a holder such shares of Common Stock pursuant to Section 5(d)(ii) on or before the third Trading Day after the Share Delivery Date applicable to such conversion, the Company shall pay to such holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of the Series A Preferred Stock being converted, $50 per Trading Day (increasing to $100 per Trading Day on the third Trading Day and increasing to $200 per Trading Day on the sixth Trading Day after such damages begin to accrue) for each Trading Day after such third Trading Day after the Share Delivery Date until such shares are delivered or holder rescinds such conversion. Nothing herein shall limit a holder’s right to pursue actual damages for the failure by the Company or the Transfer Agent to deliver Common Stock within the period specified herein and such holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(v)           The Company shall at all times reserve and keep available, free from any preemptive rights, out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding Series A Preferred Stock (assuming for the purposes of this calculation that all outstanding shares of Series A Preferred Stock are held by one holder), and the Company shall take all actions to amend its Certificate of Incorporation to increase the authorized amount of Common Stock if necessary therefor. The Company shall comply with all federal and state laws, rules and regulations (including, without limitation, the registration or approval, if required, of any shares of Common Stock) and applicable rules and regulations of any securities exchange or automated quotation system on which the Common Stock is then listed or quoted. The shares of Common Stock issued upon conversion of the Series A Preferred Stock shall be listed on a National Exchange and shall be freely tradable. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the

Company may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

(vi)          From and after the Conversion Date, Dividends on the Series A Preferred Stock to be converted on such Conversion Date will cease to accrue; said shares will no longer be deemed to be outstanding; and all rights of the holder thereof as a holder of Series A Preferred Stock (except the right to receive from the Company the Common Stock upon conversion) shall cease and terminate with respect to such shares; provided that in the event that a share of Series A Preferred Stock is not converted due to a default by the Company or because the Company is otherwise unable to issue the requisite shares of Common Stock, such share of Series A Preferred Stock will remain outstanding and will be entitled to all of the rights as provided herein. Any shares of Series A Preferred Stock that have been converted will, after such conversion, be deemed cancelled and retired and have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

(vii)         If the conversion is in connection with any public offering or other sale, the conversion may, at the option of any holder tendering any share of Series A Preferred Stock for conversion, be conditioned upon the closing of the sale of shares of Series A Preferred Stock with the underwriter or other purchaser in such sale, in which event such conversion of such shares of Series A Preferred Stock shall not be deemed to have occurred until immediately prior to the closing of such sale.

(e)           Adjustments to Conversion Price.

(i)            Special Definitions.  For purposes of this Section 5(e), the following definitions apply:

(A)          “Options” means any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B)          “Convertible Securities” means any debt or other evidences of indebtedness, capital stock or other securities directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(C)          “Additional Shares of Common Stock” means any shares of Common Stock issued or, as provided in clause (iv) below, deemed to be issued by the Company after the Original Issuance Date; provided that Additional Shares of Common Stock will not include any of the following:

(1)           shares of Common Stock issued or issuable as a dividend or other distribution on shares of Series A Preferred Stock;

(2)           shares of Common Stock issued or issuable upon conversion of shares of Series A Preferred Stock; and

(3)                                 shares of Common Stock, as adjusted for stock dividends, splits, combinations and similar events, issued or issuable (including shares of Common Stock issued or issuable upon the exercise of Options granted) to employees, officers or directors of, or consultants or advisors to, the Company or any of its majority- or wholly-owned subsidiaries pursuant to the Sere Option Agreements, the Rankin Option Agreements, the Company’s 2005 Stock Option Plan, as amended, its 2006 Long-Term Incentive Plan, as amended (or any similar long-term incentive plan subsequently approved by the Company’s stockholders).

(D)                               “Measurement Date” means the date of issuance of Additional Shares of Common Stock.

(ii)                                  Adjustment of Conversion Price Upon Issuances of Additional Shares of Common Stock.  Except as set forth in Subsections 5(e)(iv), (v), (vi) and (vii), if the Company issues or is deemed to issue Additional Shares of Common Stock to any person (including without limitation in connection with a material corporate transaction) without consideration or for a consideration per share less than the then-existing Conversion Price per share of Common Stock on the Measurement Date, then the Conversion Price will be reduced, effective at the close of business on the Measurement Date, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction:

(A)                               the numerator of which will be the sum of (x) the number of shares of Common Stock outstanding, on a fully diluted basis, immediately prior to the Measurement Date plus (y) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price in effect immediately prior to the Measurement Date, and

(B)                               the denominator of which will be the sum of (x) the number of shares of Common Stock outstanding immediately prior to the Measurement Date plus (y) the number of such Additional Shares of Common Stock issuable or so issued.

(iii)                               Determination of Consideration.  The Fair Market Value of the consideration received by the Company for the issue of any Additional Shares of Common Stock will be computed as follows:

(A)                               Cash and Property.  Consideration consisting of cash and other property will:

(1)                                 insofar as it consists of cash, be computed at the aggregate of cash received by the Company, excluding amounts paid or payable for accrued interest or accrued dividends;

(2)                                 insofar as it consists of property other than cash, be computed at the Fair Market Value thereof on the Measurement Date; and

(3)                                 insofar as it consists of both cash and other property, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board.

(B)                               Options and Convertible Securities.  The consideration per share received by the Company for Options and Convertible Securities will be determined by dividing:

(1)                                 the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise, conversion or exchange of such Options or Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2)                                 the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise, conversion or exchange of such Options or Convertible Securities.

(iv)                              Deemed Issuances of Additional Shares of Common Stock.  The maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise, conversion or exchange of Options or Convertible Securities will be deemed to be Additional Shares of Common Stock issued as of the time of the issuance of such Options or Convertible Securities; provided, however, that:

(A)                               No adjustment in the Conversion Price will be made upon the grant of Options or Convertible Securities to employees, officers or directors of, or consultants or advisors to, the Company or any of its majority- or wholly-owned subsidiaries pursuant to the Company’s 2006 Long-Term Incentive Plan, as amended (or any similar long-term incentive plan subsequently approved by the Company’s stockholders).

(B)                               No adjustment in the Conversion Price will be made upon the subsequent issuance of shares of Common Stock upon the exercise, conversion or exchange of such Options or Convertible Securities;

(C)                               To the extent that shares of Common Stock are not issued pursuant to any Option or Convertible Security upon the expiration or termination of an unexercised, unconverted or unexchanged Option or Convertible Security, the

Conversion Price will be readjusted to the Conversion Price that would have been in effect had such Option or Convertible Security (to the extent outstanding immediately prior to such expiration or termination) never been issued; and

(D)                               In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, including but not limited to a change resulting from the anti-dilution provisions thereof or a repricing of the exercise or conversion price thereof, the Conversion Price then in effect will be readjusted to the Conversion Price that would have been in effect as if, on the date of issuance, such Option or Convertible Security were exercisable, convertible or exchangeable for such changed number of shares of Common Stock.

(v)                                 Stock Splits and Combinations.  If the outstanding shares of Common Stock are split into a greater number of shares, the Conversion Price then in effect immediately before such split will be proportionately decreased. If the outstanding shares of Common Stock are combined into a smaller number of shares, the Conversion Price then in effect immediately before such combination will be proportionately increased. These adjustments will be effective at the close of business on the date the split or combination becomes effective.

(vi)                              Dividends and Other Distributions in Additional Shares of Common Stock.  If the Company declares or makes a dividend or other distribution payable in Additional Shares of Common Stock to holders of Common Stock, then the Conversion Price will be reduced, effective at the close of business on the Measurement Date, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction:

(A)                               the numerator of which will be the sum of (x) the number of shares of Common Stock outstanding, on a fully diluted basis, immediately prior to the Measurement Date plus (y), in the case of Options and Convertible Securities, the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price in effect immediately prior to the Measurement Date, and

(B)                               the denominator of which will be the sum of (x) the number of shares of Common Stock outstanding immediately prior to the Measurement Date plus (y) the number of such Additional Shares of Common Stock issuable or so issued.

(vii)                           Dividends and Distributions Other Than In Additional Shares of Common Stock. Until the Series A Preferred Stock shall have received distributions or payments upon a Liquidation Event for the full amount to which such shares are entitled under Section 3(a), except as permitted under Section 3(e) in the case of a Liquidation Event only, if the Company declares or makes a dividend or other distribution to holders of Common Stock payable in capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) other than Additional Shares of Common Stock, then the Conversion Price will be reduced, effective at the close of business on the Measurement Date, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction:

(A)                               the numerator of which will be (x) the Conversion Price less the (y) the Fair Market Value of such capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) other than Additional Shares of Common Stock applicable to one share of Common Stock, and

(B)                               the denominator of which will be the Conversion Price.

If the Fair Market Value of such capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) other than Additional Shares of Common Stock applicable to one share of Common Stock is equal to or greater than the Conversion Price, then in lieu of the foregoing adjustment, the Company shall provide that the holders of Series A Preferred Stock will receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, such capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) that they would have received had their shares of Series A Preferred Stock been converted into Common Stock on the date of such event and had retained such capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable from the date of such event until the Conversion Date.

(viii)                        Minimum Adjustment.  Notwithstanding the foregoing, the Conversion Price will not be reduced if the amount of such reduction would be an amount less than $0.01, provided, that any adjustments that by reason of this Section 5(e)(viii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(ix)                              Multiple Closing Dates.  In the event the Company shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of this Subsection 5(e), then upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without additional giving effect to any adjustments as a result of subsequent issuances within such period).

(x)                                 Rules of Calculation; Treasury Stock.  All calculations will be made to the nearest one-tenth of a cent or to the nearest one- hundredth of a share, as the case may be. The number of shares of Common Stock outstanding will be calculated on the basis of the number of issued and outstanding shares of Common Stock on the Measurement Date, not including shares held in the treasury of the Company. The Company shall not pay any dividend on or make any distribution to shares of Common Stock held in treasury.

(xi)                              Waiver.  Notwithstanding the foregoing, the Conversion Price will not be reduced if the Company receives, prior to the Measurement Date, written notice from the holders representing at least a majority of the then outstanding shares of Series A Preferred Stock, voting together as a separate class, that no adjustment is to be made as the result of a particular issuance of Additional Shares of Common Stock or other dividend or other distribution on shares of Common Stock. This waiver will be limited in scope and will not be valid for any issuance of Additional Shares of Common Stock or other dividend or other distribution on shares of Common Stock not specifically provided for in such notice.

(f)                                   Effect of Reclassification, Merger or Sale.  If any of the following events occur, namely (x) any reclassification of or any other change to the outstanding shares of Common Stock (other than a stock split or combination to which Section 5(e) applies), (y) any merger, consolidation or other combination of the Company with another person as a result of which all holders of Common Stock become entitled to receive capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) with respect to or in exchange for such Common Stock, or (z) any sale, conveyance or other transfer of all or substantially all of the properties of the Company to any other person as a result of which all holders of Common Stock become entitled to receive capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) with respect to or in exchange for such Common Stock, then shares of Series A Preferred Stock will be convertible into the kind and amount of shares of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable upon such reclassification, change, merger, consolidation, combination, sale, conveyance or transfer by a holder of a number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock (assuming, for such purposes, a sufficient number of authorized shares of Common Stock available to convert all such Series A Preferred Stock) immediately prior to such reclassification, change, merger, consolidation, combination, sale, conveyance or transfer; provided, that:

(i)                                     if the holders of Common Stock were entitled to exercise a right of election as to the kind or amount of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable upon such reclassification, change, merger, consolidation, combination, sale, conveyance or transfer, then the kind and amount of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable in respect of each share of Common Stock issuable upon conversion of the Series A Preferred Stock upon such reclassification, change, merger, consolidation, combination, sale, conveyance or transfer will be the kind and amount so receivable per share by a plurality of the holders of Common Stock; or

(ii)                                  if a tender offer (which includes any exchange offer) is made to and accepted by the holders of Common Stock under circumstances in which, upon completion of such tender offer, the maker thereof, together with members of any group of which such maker is a part, and together with any affiliate or associate (as defined in Section 8) of such maker and any members of any such group of which any such affiliate or associate is a part, own beneficially more than 50% of the outstanding shares of Common Stock, each holder of Series A Preferred Stock will be entitled to receive the highest amount of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) to which such holder would actually have been entitled as a holder of Common Stock if such holder had converted such holder’s Series A Preferred Stock prior to the expiration of such tender offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender offer, subject to adjustments (from and after the consummation of such tender offer) as nearly equivalent as possible to the adjustments provided for in Section 5(e).

This Section 5(f) will similarly apply to successive reclassifications, changes, mergers, consolidations, combinations, sales, conveyances and transfers. If this Section 5(f) applies to any event or occurrence, Section 5(e) will not apply.

(g)                                  Notice of Record Date.  In the event of:

(i)                                     any stock split or combination of the outstanding shares of Common Stock;

(ii)                                  any declaration or making of a dividend or other distribution to holders of Common Stock in Additional Shares of Common Stock, any other capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness);

(iii)                               any reclassification, change, merger, consolidation, combination, sale, conveyance or transfer to which Section 5(f) applies; or

(iv)                              a Liquidation Event;

then the Company shall file with its corporate records and mail to the holders of record of the Series A Preferred Stock at their last addresses as shown on the records of the Company, at least ten (10) days prior to the record date specified in (A) below or twenty (20) days prior to the date specified in (B) below, a notice stating:

(A)                               the record date of such stock split, combination, dividend or other distribution, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such stock split, combination, dividend or other distribution are to be determined, or

(B)                               the date on which such reclassification, change, merger, consolidation, combination, sale, conveyance, transfer or Liquidation Event is expected to become effective, and the date as of which it is expected that holders of Common Stock of record will be entitled to exchange their shares of Common Stock for the capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) deliverable upon such reclassification, change, merger, consolidation, combination, sale, conveyance, transfer or Liquidation Event.

(h)                                 Certificate of Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each record holder of Series A Preferred Stock an officers’ certificate signed by two officers of the Company, one of whom must be the Company’s principal executive officer and the other shall be the Company’s principal financial officer or treasurer, setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. The Company shall, upon the reasonable written request of any holder of Series A Preferred Stock, furnish to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) which then would be received upon the conversion of Series A Preferred Stock.

(i)                                     No Impairment.  The Company may not, whether by any amendment of its Certificate of Incorporation, by any reclassification or other change to its capital stock, by any merger, consolidation or other combination involving the Company, by any sale, conveyance or other transfer of any of its assets, by a Liquidation Event or by any other way, purposefully impair or restrict, or seek to impair or restrict, its ability to convert shares of Series A Preferred Stock and issue shares of Common Stock therefor, or purposefully avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment to the extent required hereunder.

Section 6.                                           Redemption.

Each share of Series A Preferred Stock is redeemable as provided in this Section 6.

(a)                                 Redemption by the Holders.

(i)                                     On or at any time following the eight-year anniversary of the Original Issuance Date, a holder of Series A Preferred Stock, at its sole option, may cause the Company to redeem all or part its shares of Series A Preferred Stock (including all or part of its PIK Preferred Shares) upon the delivery of a Holder Redemption Notice (as defined below) at a redemption price per share (the “Redemption Price”), payable in cash, equal to the sum of (A) the Original Purchase Price plus (B) all accrued and unpaid dividends on such share of Series A Preferred Stock, in each case as adjusted for any stock dividends, splits, combinations and similar events.

(ii)                                  A holder of Series A Preferred Stock may request the redemption of its Series A Preferred Stock in cash pursuant to Section 6(a) (i) at any time following the eight-year anniversary of the Original Issuance Date by delivering to the Company (i) thirty (30) days’ written notice (a “Holder Redemption Notice”) requesting the redemption of its Series A Preferred Stock pursuant to Section 6(a)(i), and (ii) to the extent that the Holder was issued physical certificates, the original certificate(s) evidencing the shares of Series A Preferred Stock being redeemed.

(b)                                 Redemption by the Company.

(i)                                     On and at any time after a Liquidation Event, the Company, at its sole option, may redeem all or part of the outstanding shares of Series A Preferred Stock (including all or part of the PIK Preferred Shares) by payment in cash for an amount equal to the Redemption Price per share of Series A Preferred Stock.

(ii)                                  The Board shall fix a record date for the determination of the shares of Series A Preferred Stock to be redeemed, and such record date shall not be more than thirty (30) days nor less than sixty (60) days prior to the Redemption Date. The Company shall deliver a notice of redemption not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date, addressed to the holders of record of the Series A Preferred Stock as they appear in the records of the Company. Each notice must state the following: (A) the record date and Redemption Date; (B) the Redemption Price as of the record date (it being understood that the actual Redemption Price will be determined as of the Redemption Date); (C) the number of shares of Series A Preferred Stock to be redeemed; (D) the place where the Series A Preferred Stock are to be surrendered for payment of the Redemption Price; and (E) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date. Notwithstanding the foregoing, if the Series A Preferred Stock is held in book-entry form through DTC, the Company may give such notice in any manner permitted by DTC.

(iii)                               Notwithstanding the foregoing, the Company may not redeem at its election pursuant to this Section 6(b) any shares of Series A Preferred Stock if such action would result in a default by the Company under the terms of the credit agreement governing its senior credit facility (the “Restrictive Debt”). If the Company is unable to redeem the Series A Preferred Stock in cash, then the holder of the shares of Series A Preferred Stock surrendered for redemption may elect to receive shares of Common Stock with a Fair Market Value equal to the Series A Redemption Price in lieu of cash.

(c)                                  Mechanics of Redemption.

(i)                                     The Company shall pay the Redemption Price not later than five (5) business days following the earlier of the following dates: (x) to the extent that the Holder was issued physical certificates, the Holder’s surrender of the certificates representing the shares of Series A Preferred Stock to be redeemed (properly endorsed or assigned for transfer, if the Board shall so require and is so stated in the notice sent by the Company); provided that if such certificates are lost, stolen or destroyed, the Board may require such holder to indemnify the Company, in a reasonable amount and in a reasonable manner, prior to paying such Redemption Price; or (y) the date on which instructions have been given by the Holder to DTC for transfer of the shares of Series A Preferred Stock to be redeemed. In case fewer than all the shares represented by any such certificate are to be redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof, except for any documentary, stamp or similar issue or transfer tax due because any certificate for shares Series A Preferred Stock are issued in a name other than the name of the redeeming holder. The Company shall pay any documentary, stamp or similar issue or transfer tax due upon the issuance of a new certificate for any shares of Series A Preferred Stock not redeemed other than any such tax due because a certificate for shares Series A Preferred Stock is issued in a name other than the name of the converting holder.

(ii)                                  From and after the Redemption Date, Dividends on the Series A Preferred Stock to be redeemed on such Redemption Date will cease to accrue; said shares will no longer be deemed to be outstanding; and all rights of the holder thereof as a holder of Series A Preferred Stock (except the right to receive from the Company the Redemption Price) shall cease and terminate with respect to such shares; provided that in the event that a share of Series A Preferred Stock is not redeemed due to a default in payment by the Company or because the Company is otherwise unable to pay the Redemption Price, such share of Series A Preferred Stock will remain outstanding and will be entitled to, without interruption, all of the rights as provided herein. In case fewer than all the shares represented by any such certificate are to be redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. Any shares of Series A Preferred Stock that have been redeemed will, after such redemption, be deemed cancelled and retired and have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

(iii)                               Notwithstanding the foregoing, unless full cumulative dividends on all shares of Series A Preferred Stock will have been or contemporaneously are declared and paid or are declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, (i) no share of Series A Preferred Stock may be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and (ii) the Company shall not purchase or otherwise acquire directly or indirectly any share of Series A Preferred Stock; provided, however, that the foregoing shall not prevent the redemption on a pro rata basis of shares of Series A Preferred Stock or the purchase or other acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

(iv)                              If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed must be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Board.

(v)                                 Notwithstanding anything in this Section 6 to the contrary, each holder shall retain the right to convert shares of Series A Preferred Stock held by such holder at any time on or prior to the Redemption Date, in which event such holder shall not be entitled to receive the Redemption Price.

(vi)                              The Company may not, whether by any amendment of its Certificate of Incorporation, by any reclassification or other change to its capital stock, by any merger, consolidation or other combination involving the Company, by any sale, conveyance or other transfer of any of its assets, by a Liquidation Event or by any other way, purposefully impair or restrict, or seek to impair or restrict, its ability to redeem shares of

Series A Preferred Stock, or purposefully avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the redemption rights of the holders of the Series A Preferred Stock against impairment to the extent required hereunder.

Section 7.                                           Form.

(a)                                 Global Preferred Shares.  Series A Preferred Stock may, at the Company’s option, in its sole discretion, be issued in the form of one or more permanent global shares of Series A Preferred Stock in definitive, fully registered form (each, a “Global Preferred Share”). The Global Preferred Shares may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). The aggregate number of shares represented by each Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and DTC or its nominee as hereinafter provided. Global Preferred Shares shall be registered in the name of DTC, which shall be the holder of such shares. This Section 7(a) shall apply only to Global Preferred Shares deposited with or on behalf of DTC.

(b)                                 Delivery to DTC.  If Global Preferred Shares are issued, the Company shall execute and the Transfer Agent shall, in accordance with this Section 7, countersign and deliver initially one or more Global Preferred Shares that (i) shall be registered in the name of a nominee of DTC and (ii) shall be delivered by the Transfer Agent to DTC or pursuant to instructions received from DTC or held by the Transfer Agent as custodian for DTC pursuant to an agreement between DTC and the Transfer Agent.

(c)                                  Agent Members.  If Global Preferred Shares are issued, members of, or participants in, DTC (“Agent Members”) shall have no rights under this Certificate of Designations with respect to any Global Preferred Share held on their behalf by DTC or by the Transfer Agent as the custodian of DTC or under such Global Preferred Share, and DTC may be treated by the Company, the Transfer Agent and any agent of the Company or the Transfer Agent as the absolute owner of such Global Preferred Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Transfer Agent or any agent of the Company or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Shares. If Global Preferred Shares are issued, DTC may grant proxies or otherwise authorize any Person to take any action that a holder is entitled to take pursuant to the Series A Preferred Stock, this Certificate of Designations, the Certificate of Incorporation or the Bylaws.

(d)                                 Physical Certificates.  Owners of beneficial interests in any Global Preferred Stock shall not be entitled to receive physical delivery of certificated Series A Preferred Stock, unless (x) DTC has notified the Company that it is unwilling or unable to continue as depositary for the Global Preferred Shares and the Company does not appoint a qualified replacement for

DTC within 90 days, (y) DTC ceases to be a “clearing agency” registered under the Exchange Act and the Company does not appoint a qualified replacement for DTC within 90 days or (z) the Company decides to discontinue the use of book-entry transfer through DTC. In any such case, the Global Preferred Shares shall be exchanged in whole for definitive Series A Preferred Stock in registered form. Such definitive Series A Preferred Stock shall be registered in the name or names of the person or persons specified by DTC in a written instrument to the Transfer Agent.

(e)                                  Signature.  An authorized officer of the Company shall sign any Global Preferred Share for the Company, in accordance with the Company’s Bylaws and applicable law, by manual or facsimile signature. If an officer whose signature is on a Global Preferred Share no longer holds that office at the time the Transfer Agent countersigned the Global Preferred Share, the Global Preferred Share shall be valid nevertheless. A Global Preferred Share shall not be valid until an authorized signatory of the Transfer Agent manually countersigns the Global Preferred Share. Each Global Preferred Share shall be dated the date of its countersignature.

Section 8.                                           Public Filings.  As an accommodation to each holder of Preferred Stock who is required to report such holders beneficial ownership of the Company’s securities pursuant to Section 16 of the Exchange Act (the “Section 16 Holders”), the Company will furnish, prepare and file reports concerning the Section 16 Holders’ beneficial ownership of the Company’s securities with the Securities and Exchange Commission on Forms 3, 4 and 5, as applicable. Each Section 16 Holder is obligated to promptly provide information to the Company concerning any change in his, her or its beneficial ownership of the Company’s securities to ensure timely filing. The Company will provide drafts of each filing applicable to the Section 16 Holder for his, her or its review and the Company will pay all costs, fees and expenses associated with such filings.

Section 9.                                           Additional Definitions.  For purposes of these resolutions, the following terms shall have the following meanings:

(a)                                 “affiliate” means, with respect to any specified person, any other person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person, for so long as such other person remains so associated to such specified person;

(b)                                 “associate” has the meaning given such term in Rule 12b-2 under the Exchange Act.

(c)                                  “beneficial owner” or “beneficially own” has the meaning given such term in Rule 13d-3 under the Exchange Act, and a person’s beneficial ownership of securities will be calculated in accordance with the provisions of such Rule; provided, however, that a person will be deemed to be the beneficial owner of any security which may be acquired by such person whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire (x) capital stock of any person or (y) debt or other evidences of indebtedness, capital stock or other securities directly or indirectly convertible into or exercisable or exchangeable for such capital stock of such person.

(d)                                 “capital stock” means any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such person, and with respect to the Company includes, without limitation, any and all shares of Common Stock and the Preferred Stock.

(e)                                  “Cash Dividend Rate” means an initial rate per annum equal to 8.0% applicable during the period between the Original Issuance Date and the third anniversary of the Original Issuance Date, and thereafter a rate per annum equal to 9.6%.

(f)                                   “Change in Control” means the occurrence of any of the following:

(i)                                     the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or business combination), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(ii)                                  the adoption of a plan relating to a Liquidation Event;

(iii)                               the consummation of any transaction (including, without limitation, any merger, consolidation or business combination), the result of which is that any person, becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the shares of Common Stock of the Company, measured by voting power rather than number of shares;

(iv)                              the first day on which a majority of the members of the Board are not Continuing Directors; or

(v)                                 the consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act with respect to the Company.

(g)                                  “Continuing Directors” means, as of any date of determination, any member of the Board who (i) was a member of such Board on the Original Issuance Date or (ii) was nominated for election or elected to such Board with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

(h)                                 “Equity Securities” means (x) any shares of capital stock of the Company, (y) any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire any shares of capital stock of the Company, and (z) debt or other evidences of indebtedness, capital stock or other securities directly or indirectly convertible into or exercisable or exchangeable for any shares of capital stock of such the Company.

(i)                                     Intentionally omitted.

(j)                                    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(k)                                 “Fair Market Value” of any property means the fair market value thereof as determined in good faith by the Board, which determination must be set forth in a written resolution of the Board, in accordance with the following rules:

(i)                                     for a security traded or quoted on a national securities exchange or automated quotation system, the Fair Market Value will be the average of the closing prices of such security on such exchange or quotation system over a 20-Trading Day period ending on the Trading Day immediately prior to the date of determination;

(ii)                                  for Common Stock that is not so traded or quoted, the Fair Market Value shall be determined: (x) mutually by the Board and the holders of at least a majority of the then outstanding shares of Series A Preferred Stock or (y) by a nationally recognized investment bank or accounting firm (whose fees and expenses will be paid by the Company) selected by mutual agreement between the Board and the holders representing at least a majority of the then outstanding shares of Series A Preferred Stock; or

(iii)                               for any other property, the Fair Market Value shall be determined by the Board assuming a willing buyer and a willing seller in an arm’s-length transaction; provided that if holders representing two-thirds of the then outstanding shares of Series A Preferred Stock object to a determination of the Board made pursuant to this clause (iii), then the Fair Market Value of such property will be as determined by a nationally recognized investment banking or accounting firm (whose fees and expenses will be paid by the Company) selected by mutual agreement between the Board and the holders representing at least a majority of the then outstanding shares of Series A Preferred Stock.

(l)                                     “Forced Conversion Determination Date” means the Trading Day immediately following the occurrence of a VWAP Trigger.

(m)                             “group” has the meaning assigned to such term in Section 13(d) of the Exchange Act;

(n)                                 “hereof”, “herein” and “hereunder” and words of similar import refer to these resolutions as a whole and not merely to any particular clause, provision, section or subsection.

(o)                                 “Liquidation Event” means any event of any liquidation, dissolution or winding-up of the Company resulting in a payment or distribution of assets to the holders of any class or series of the capital stock of the Company, whether voluntary or involuntary.

(p)                                 “National Exchange” means an exchange registered with the United States Securities and Exchange Commission under Section 6(a) of the Exchange Act and any successor to such statute, or The NASDAQ Stock Market or any successor thereto.

(q)                                 “Original Issuance Date” means the date on which the first share of Series A Preferred Stock was issued.

(r)                                    “person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity or any group comprised of two or more of the foregoing.

(s)                                   “PIK Dividend Rate” means a rate per annum equal to 12.5%.

(t)                                    “Rankin Option Agreements” mean (1) that certain Non-Qualified Stock Option Agreement dated December 7, 2000 by and between GeoMet Resources, Inc. (renamed GeoMet, Inc.) and William C. Rankin, (2) that certain Amended and Restated Non-Qualified Stock Option Agreement dated December 2, 2008 by and between GeoMet, Inc. (formerly GeoMet Resources, Inc.) and William C. Rankin (amending and restating Non-Qualified Stock Option Agreement dated May 19, 2003), (3) that certain Amended and Restated Non-Qualified Stock Option Agreement dated December 2, 2008 by and between GeoMet, Inc. (formerly GeoMet Resources, Inc.) and William C. Rankin (amending and restating Non-Qualified Stock Option Agreement dated September 22, 2003), and (4) that certain Amended and Restated Non-Qualified Stock Option Agreement dated December 2, 2008 by and between GeoMet, Inc. (formerly GeoMet Resources, Inc.) and William C. Rankin (amending and restating Non-Qualified Stock Option Agreement dated April 27, 2004).

(u)                                 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(v)                                 “Seré Option Agreements” mean (1) that certain Non-Qualified Stock Option Agreement dated December 7, 2000 by and between GeoMet Resources, Inc. (renamed GeoMet, Inc.) and J. Darby Sere, (2) that certain Amended and Restated Non-Qualified Stock Option Agreement dated December 2, 2008 by and between GeoMet, Inc. (formerly GeoMet Resources, Inc.) and J. Darby Sere (amending and restating Non-Qualified Stock Option Agreement dated May 19, 2003), (3) that certain Amended and Restated Non-Qualified Stock Option Agreement dated December 2, 2008 by and between GeoMet, Inc. (formerly GeoMet Resources, Inc.) and J. Darby Sere (amending and restating Non-Qualified Stock Option Agreement dated September 22, 2003), and (4) that certain Amended and Restated Non-Qualified Stock Option Agreement dated December 2, 2008 by and between GeoMet, Inc. (formerly GeoMet Resources, Inc.) and J. Darby Sere (amending and restating Non-Qualified Stock Option Agreement dated April 27, 2004).

(w)                               “Stated Value” means $10 for each share of Series A Preferred Stock.

(x)                                 “Trading Day” means a day on which the principal National Exchange on which the shares of Common Stock are listed or admitted for trading is open for the transaction of business or, if the shares of Common Stock are not listed or admitted for trading on any National Exchange, a day on which banking institutions in New York generally are open.

(y)                                 “VWAP Trigger” means any period (the “Reference Period”) during which the daily volume-weighted average trading price of the shares of the Common Stock on the National Exchange on which the shares of the Common Stock are then listed or admitted to trading (the “VWAP”) has been greater than two hundred and twenty-five percent (225%) of the Conversion Price for twenty (20) out of the trailing thirty (30) Trading Days.

EXHIBIT B

PLAN OF DISSOLUTION AND LIQUIDATION

OF GEOMET, INC.

This Plan of Dissolution and Liquidation (the “Plan”) of GeoMet, Inc., a Delaware corporation (the “Company”), is intended to accomplish the complete liquidation and dissolution of the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”).

1.           The Board of Directors of the Company (the “Board of Directors”) has adopted the Plan and has submitted it to the Company’s stockholders for approval.

2.           Upon adoption of this Plan by the holders of (i) at least 50% of the outstanding shares of Series A Convertible Redeemable Preferred Stock, par value $0.001 per share (the “Preferred Stock”), voting as a separate class, and (ii) a majority of the outstanding shares of common stock, par value $0.001 per share (“Common Stock”), and the outstanding shares of Preferred Stock (on an as converted basis) entitled to vote thereon, voting together as a single class, this Plan shall constitute the plan of distribution of the Company for purposes of the DGCL.

3.           After the adoption of this Plan by the stockholders of the Company and approval of the dissolution of the Company in accordance with the DGCL, the Company shall at such time as the Board of Directors deems appropriate, file a Certificate of Dissolution pursuant to and in accordance with the DGCL (the time of such filing, or such later time as stated therein, the “Effective Date”) and take all actions that may be necessary or appropriate to dissolve the Company.

4.               From and after the Effective Date, the Company shall proceed, in a timely manner, to liquidate the Company in accordance with the procedures set forth in Sections 280 and 281(a) of the DGCL.  In this respect, the Company shall follow the procedures set forth in Section 280 of the DGCL, and in conformity with the requirements of Section 281(a) of the DGCL:

(a)                                 Shall pay the claims made and not rejected in accordance with Section 280(a) of the DGCL;

(b)                                 Shall post the security offered and not rejected pursuant to Section 280(b)(2) of the DGCL;

(c)                                  Shall post any security ordered by the Court of Chancery of the State of Delaware in any proceeding under Section 280(c) of the DGCL; and

(d)                                 Shall pay or make provision for all other claims that are mature, known or uncontested or that have been finally determined to be owing by the Company.

Such claims or obligations shall be paid in full and any such provision for payment shall be made in full if there are sufficient assets.  If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority, and, among claims of equal priority, ratably to the extent of assets available therefor.  Any remaining assets shall be distributed to the stockholders of the Company in accordance with the provisions of the Company’s certificate of incorporation, as amended; provided, however, that such distribution shall not be made before the expiration of 150 days from the date of the last notice of rejections given pursuant to Section 280(a)(3) of the DGCL.  In the absence of actual fraud, the judgment of the Board of Directors as to the provision made for the payment of all obligations under paragraph (d) of this Section 4 shall be conclusive.

5.           If and to the extent deemed necessary, appropriate or desirable by the Board of Directors (or any escrow agent(s) or trustee(s) as may be appointed by the Board of Directors under this Plan), in its discretion, the Company may establish and set aside a reasonable amount of cash and/or property to satisfy or make provision for claims against and liabilities and expenses of the Company, including, without limitation, (i) tax obligations, (ii) all expenses of the monetization, sale or other disposition of the Company’s assets, (iii) expenses relating to the collection and defense of the Company’s assets, (iv) contingent, conditional, unmatured, and unknown claims, and (v) other expenses in connection with the dissolution, liquidation, and winding-up provided for in this Plan, all in accordance with, and as required by, the DGCL.

6.           Adoption of this Plan by the stockholders shall constitute the approval of the Company’s stockholders of the monetization, sale or other disposition of any and all of the assets of the Company after the Effective Date, whether such monetization, sale or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for the sale or other disposition of the Company’s assets that are conditioned on adoption of this Plan. The Company shall be authorized to monetize, sell or otherwise dispose of its non-cash assets as soon as practicable following the Effective Date in order to attain the highest value for such non-cash assets and maximize value for its stockholders and creditors. The Company’s few remaining non-cash assets may be sold in bulk to one buyer or a small number of buyers or on a piecemeal basis to numerous buyers. The Company shall not be required to obtain appraisals or other third-party opinions as to the value of its assets in connection with the dissolution and liquidation.

7.           From and after the Effective Date, the Company shall not engage in any business or other activity except as required to preserve the value of its assets, wind-up its affairs in an orderly and businesslike manner, and distribute its assets in accordance with this Plan, or as the Board of Directors may determine to be appropriate in connection therewith and to complete the liquidation and winding-up of the Company, all in accordance with the DGCL.

8.           Except as may be limited by law, if the Board of Directors shall deem it necessary and advisable in order to effect the completion of this Plan, it may establish an escrow account or liquidating trust for the benefit of the Company’s stockholders and may transfer to such escrow account or to the liquidating trustee(s) (i) any assets the retention of which may be necessary or advisable to pay or make provision for the payment of (a) any claims that are the subject of a pending action, suit, or proceeding, (b) contingent, conditional, or unmatured claims and obligations of the Company, (c) unknown claims or claims that have not yet arisen but that, based on facts known to the Company, are likely to be made known or to arise in the future, and (d) expenses in connection of the ongoing liquidation and winding-up of the Company (and/or the carrying out of the purposes, affairs, and operation of any such escrow account or liquidating trust), as well as (ii) any assets held on behalf of stockholders who cannot be located. At the time an escrow account or liquidating trust is established, the Board of Directors shall appoint such person or persons as it deems appropriate to serve as the escrow agent(s) or trustee(s).

9.           The Board of Directors shall be authorized to take or cause to be taken all additional steps and actions necessary or appropriate to comply with Sections 280 and 281(a) of the DGCL, including, without limitation, providing notice to claimants, publishing notice of dissolution, petitioning the Court of Chancery of the State of Delaware to make any determinations of security or provision required by statute, payment of claims, and posting any court-ordered security.

10.      The Board of Directors and officers of the Company shall take all remaining action required to be taken by the Company, including (without limitation) authorizing and directing the payment of or making provision for the payment of all expenses, liabilities, and obligations of the Company incurred in connection with the dissolution, liquidation, and winding-up of the Company as provided for herein. Without limiting the foregoing, in connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the discretion of the Board of Directors (or any escrow agent(s) or trustee(s) as may be appointed by the Board of Directors under this Plan) pay the Company’s officers, directors, employees, agents, and their representatives, or any of them, compensation or additional compensation above their regular compensation, in cash or other property, and may provide for indemnification (including advancement of expenses) to such persons, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake in connection with the implementation of this Plan.

11.      The Board of Directors is hereby authorized, without further action by the stockholders of the Company, to do and perform or cause the officers of the Company, subject to oversight by the Board of Directors, to do and perform, any and all acts, to incur and pay all expenses, and to make, execute, deliver, or adopt any and all agreements conveyances, certificates, and other documents of every kind that are deemed necessary, appropriate, or desirable, in the discretion of the Board of Directors, for the purpose of effecting the dissolution of the Company and the complete liquidation and winding-up of its business and affairs as contemplated in this Plan and the transactions contemplated hereby, including (without limitation) all filings or acts required by any state or federal law or regulation or the rules of any over-the-counter market or other exchange or the Financial Industry Regulatory Authority, Inc. to wind-up the Company’s business and affairs.

12.      The Company shall continue to indemnify and provide for the advancement of expenses to its officers, directors, employees, agents, and representatives in accordance with its certificate of incorporation, as amended, its bylaws, as amended, and any other contractual arrangements, for actions taken in connection with this Plan and the liquidation and winding-up of the business and affairs of the Company. The Company’s obligation to indemnify (or advance expenses to) such persons may also be satisfied out of the assets of any escrow account or trust established by the Board of Directors under this Plan. The Board of Directors (or any escrow agent(s) or trustee(s) as may be appointed by the Board of Directors under this Plan), in its discretion, is authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company’s obligations under this Plan.

13.      The Board of Directors and officers of the Company shall take all action as they determine to be necessary, advisable, or desirable to cause the dissolution, liquidation, and winding-up of any and all subsidiaries of the Company (or the monetization, sale or disposition of the Company’s ownership interest in any such subsidiaries, whether by merger, sale of equity, or otherwise). Subject to the obligations of any subsidiary to pay or make provision for the payment of expenses, debts, claims, and liabilities of such subsidiary, including contingent, conditional, unmatured, or unknown claims, all in accordance with, and as required by, applicable law, the Board of Directors and officers of the Company shall take such actions as they determine to be necessary, advisable, or desirable to cause or arrange for liquidating distributions to the Company (or any intermediate subsidiary) to be made by any subsidiary that is dissolved. The Board of Directors and officers of the Company shall further take all action as they determine to be necessary, advisable, or desirable to ensure that each subsidiary of the Company complies with applicable law in connection with the dissolution, liquidation, and winding-up of such subsidiary.

14.      Upon the final distribution by the Company of all remaining assets to the stockholders, the capital stock of the Company shall be cancelled. With respect to any capital stock of the Company represented by certificates, the Company may, but need not, require the surrender of certificates representing the capital stock of the Company (or affidavits of loss in lieu thereof) as a condition to payment of any final liquidating distribution to stockholders.   The Company will close its stock transfer books and discontinue recording transfers of shares of stock of the Company on the Effective Date, and thereafter certificates representing shares of stock of the Company will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

15.      If for any reason the Board of Directors determines that such action would be in the best interests of the Company and its stockholders, it may amend or modify the Plan at any time, notwithstanding stockholder approval of the Plan, and the Board of Directors need not submit any such amendment or modification to the stockholders of the Company for approval. In its sole discretion, the Board of Directors may determine to submit any amendment or modification of the Plan to the stockholders for approval. In addition, if for any reason the Board of Directors determines that such action would be in the best interests of the Company and its stockholders, it may abandon the Plan and all actions contemplated thereunder, notwithstanding the stockholder approval of the Plan, to the extent permitted by the DGCL; provided, however, that the Board of Directors shall not abandon the Plan after the Effective Date without first obtaining stockholder approval for such abandonment of the Plan in accordance with the DGCL. Upon the abandonment of the Plan in accordance with this Section 15, the Plan shall be void and of no further force and effect.